Exhibit 2.1
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                             Statement of Control Person


The Statement on Schedule 13G dated May 24, 2001 with respect to the common stock, $.001 par value, of Ciphergen Biosystems Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k) respectively as a control person (HC) of Orbimed Advisors, LLC and Orbimed Advisors, Inc.

Orbimed Advisors, Inc. files this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as an investment advisor (IA) and Orbimed Advisors, LLC files this statement on Schedule 13G in accordance with the provisions or Rule 13d-1(c) and 13d-1(k) respectively as a corporation (CO).